UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 16,  2009

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES

CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK		10504
(Address of principal executive offices)		(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s second quarter earnings presentation to securities analysts on July 16, 2009.  Certain reconciliation and other information (“Non-GAAP Supplementary Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on July 16, 2009, which included IBM’s press release dated July 16, 2009.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 17, 2009

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and Chief Financial Officer.  Thank you for joining our second quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

2Q 2009 Highlights

Thank you for joining us today.

This quarter we delivered $2.32 of earnings per share, up 18 percent year to year.  This is a record level of EPS for a first, second or third quarter, adjusting for stock splits.

We generated over $4 billion of cash from operations, and ended the quarter with $12.5 billion of cash on hand.  And we returned another $2.4 billion to shareholders, with $700 million in dividends and $1.7 billion of share repurchases.

With this powerful performance we now expect to generate at least $9.70 of earnings per share for the year, up 50 cents from our previous view of at least $9.20.

This is the result of the strategic transformation of our business.

Our ongoing shift to higher value areas has positioned us to better meet clients’ needs.  This quarter, our strategic outsourcing signings were up 38 percent at constant currency, and our key branded middleware revenue, now 58 percent of software, grew 5 percent at constant currency.

Our strategic acquisitions continue to contribute to our higher value capabilities.  This quarter Cognos, Telelogic, ILOG — and storage solutions XIV and Diligent — all showed very strong results.

But as you will see, margins are fueling our profit growth.  I’ll discuss how our transformation is driving this — but it is the shift to higher value, globally integrating our business, and our ongoing productivity initiatives that led to significant margin improvement.  We expanded our pre-tax margin by 4 points.  That’s our best margin improvement in almost four years, when we divested our PC business.

This quarter, our strategy and business model together delivered high levels of profit in a tough economic environment.

A key point here is that our model delivers improved margins, even when revenue growth is a headwind.  So when revenue growth becomes a tailwind, the operating leverage we’ve created will really come through — and continue to drive our earnings.

We’re using this financial strength to invest in new areas that will help drive the next growth cycle for our clients, areas like Smarter Planet, business analytics and cloud computing.

I’ll come back to that later in the discussion.

2Q 2009 Financial Summary

Looking at our income statement for the quarter, our revenue was $23.3 billion — down 13 percent as reported, and 7 percent at constant currency.

Despite the revenue decline, we improved both pre-tax and net income by 12 percent, with outstanding margin performance.

Gross margin expanded over 2 points, due to improving margin in services and software, and the mix to higher value businesses — such as software.

Our expense was better by 19 percent year to year, driven by actions we’ve taken to continue to transform and globalize the business, focused expense management, and the benefit of a stronger dollar.

Pre-tax margin was up over 4 points year to year to 18.3 percent.  This is IBM’s highest PTI margin in ten years in a first, second or third quarter.

And IBM’s total Net Income margin was up 3 points.

With a lower share count from our ongoing share repurchase activity, bottom line we improved earnings per share by 18 percent year to year to $2.32.

The actions to develop this margin improvement didn’t just happen.  We have been working on this strategy for a decade.  So let me give you some background that will provide perspective on our second quarter results.

IBM Transformation

Looking at IBM’s performance over the last several years, we have consistently generated strong profit and cash growth since 2002.

You can see the impact of the last recession following the dot.com bubble, where a sales decline and the resulting charges impacted our margins and our earnings.

Since then, we have been executing our strategy: shifting to higher value segments; globally integrating the company; driving efficiency and productivity, and investing to capture future growth.

So now, IBM is a fundamentally different company with a stronger portfolio of offerings and a more efficient cost structure, enabled by ongoing process improvements.  And so now in the current recession, we’re able to improve margin and profit — even with declining sales.

Margin Trends

So it’s pretty obvious that the driver of our profit growth over the last several years has been margin expansion.

If you go back to the 90’s, our gross margin was declining, with increasing pressure from commoditizing products.  This was a massive headwind for us,   which impacted our ability to reinvest in the business.

Since then, we exited commoditizing businesses, including HDD’s in 2002, PCs in 2005, and printers in 2007 — which represent nearly $15 billion of annual revenue.  In that same time, we acquired over 100 companies for about $20 billion.   This has clearly accelerated our shift to higher value capabilities.

This disciplined focus on shifting our business mix, and our business model, has driven this turnaround in margins.

You can see we’ve been consistently improving our margin every year.  And with that strong performance, instead of the constantly eroding expense-to-revenue relationship, we’ve been able to grow our rate of investment.

In 2008, we had the highest gross margin since 1992.  Our margin in the first half of ‘09 is already higher than the full year 2008 — and that’s without the seasonally-strong fourth quarter.

So we’ve made a lot of progress on margins — but we still have headroom.  In the May Investor Briefing, we showed you how our PTI margin compared to the S&P 500, and the tech universe.  We’ve included that same chart in the supplementals — updated for our second quarter margin.

Shifting Business Mix

The shift in our business mix is even more apparent on a profit basis.  This chart lays out the sum of the segments, which of course is a little different than total IBM.

From 2000 to 2008, the profit from software and services combined almost doubled.

In 2009, we’re continuing to drive solid profit growth in software and services.  In fact, we expect both software and services PTI to grow double-digits this year.  As you can see, software grows from $2.8 billion in 2000 to about $8 billion this year and services from $4.5 billion to approximately $8 billion.

So again in 2009, we expect ongoing momentum in our software and services businesses.

Now, with that perspective, I’ll start to get into the details of the quarter, starting with revenue.

Revenue by Key Industry Sales Unit

I want to start with the industry view, to give you a feel not just for the current performance by sector, but also the kinds of projects we’re working on to help our clients create more value and become more productive.

Total sector revenue was down 13 percent as reported and 6 percent at constant currency.

Public sector was the fastest growing sector for the fourth consecutive quarter; revenue was up 7 percent at constant currency, with constant currency growth in all industries.

Clients in the education industry are investing in IT infrastructure, and our revenue was up nearly 30 percent at constant currency.  Cloud computing is a way to reduce costs and extend access to educational resources.  By designing and deploying wireless and converged networks, we are equipping schools to better deal with their IT requirements.

A few days ago, we announced that the largest school district in Alabama is using IBM analytics technology to more effectively measure student performance and adjust programs to deliver smarter education services.  Customizable dashboards provide up-to-the-minute data to monitor the entire lifecycle of each student, including attendance, grades, and special education requirements.

In Healthcare, where our revenue was up 11 percent at constant currency, IBM is working with clients around the world to create smarter health care systems.

We’re getting real traction in solutions to create accessible electronic health records, and are using business analytics to drive efficiency and healthcare quality.

Now let me comment on the other sectors.

Communications sector revenue was down 4 percent at constant currency.

Our clients continue to invest in infrastructure and transformation projects with short-term payback.  We’re leading in the creation of Smart Grids with our Intelligent Utility Network solution, with five of the largest smart metering deployments in North America.

In Financial Services, where revenue was down 7 percent at constant currency, we continue to help clients manage costs, capital requirements, and risk and compliance.

Over 250 banks worldwide use IBM’s financial services data models to help address financial risk, customer insight and financial reporting.  This is a strong base on which to build next generation risk analysis.

We’re bringing together our leading capabilities in analytics and in supercomputing to address some of this sector’s major challenges.  I’ll mention two specific areas.  We’re working with the leading financial regulatory and supervisory bodies worldwide to explore how a new generation of smarter systems could not only enable effective intra-day market supervision, but also provide an early warning system for global systemic risk management.   We’re also working with several of the world’s largest financial services companies to help them streamline regulatory and compliance reporting, refine enterprise management reporting and improve decision-making across all their operations.  These are great offerings for our clients in this environment.

Distribution sector remains challenging, especially in retail and travel & transportation industries.  Total sector revenue was down 11 percent at constant currency.

Even in this environment, the growth markets provide good near term opportunities in these industries.  For example, we are working with nearly 40 of the top rail systems globally to determine new ways to work together to build out the modern smart rail systems of the 21st century.

As you would expect, with an 18 percent decline at constant currency, Industrial sector remains the most challenging as clients continue to deal with the global downturn in consumer spending.

Revenue by Geography

Turning to our geographic revenue, similar to the first quarter, performance was fairly consistent across the geographies.

As always, I’ll focus my comments on the constant currency growth.

Globally, the major markets declined 8 percent, as customers remain focused on saving cost and conserving capital.

In the growth markets, which are 18 percent of IBM’s geographic revenue, we again delivered 8 points of growth above the major markets.

While the BRIC countries declined overall, the performance and prospects differ by country.

For example, India grew modestly, with strong growth in services, mitigated by weak transaction performance.  And while China declined from a very strong second quarter of 2008, we had good growth in second and third tier cities.  We expect to return to double-digit constant currency growth in China in the third quarter.

Now, I’ll move on to the segment view – for revenue and gross margin.

Revenue and Gross Margin by Segment

Our revenue growth was impacted by currency and the economic environment, but our broad business capabilities, our ability to deliver value to customers and our significant base of recurring revenues came through – with solid performance in Software.

Software was led by key branded middleware where we gained share.

As you would expect in this environment, our transaction businesses were most challenged, specifically hardware and consulting, where we were impacted by a slowdown in shorter-term projects.

This makes our gross margin expansion of 2.3 points even more impressive.

As part of our ongoing transformation, we continue to shift to higher value, the most obvious driver being the mix to software, which contributed about half a point of improvement.

Within each segment we’re driving a shift to higher value as well, for example, away from the lower margin OEM content toward the higher margin, higher value labor-based content within our Integrated Technology Services.

Our ongoing initiatives to improve our services productivity through global delivery capabilities, a more variable workforce, and better utilization, also contribute to the improvement.  These initiatives, and dozens of others, are all part of the transformation, and have driven consistent improvement in our gross margin over time.

In fact, this is the 19th quarter of the last 20 that we’ve expanded our gross margin.

Now let’s take a look below the gross profit line to our expense and investment profile.

Expense and Investment Summary

This quarter, our Total Expense and Other Income was down 19 percent.

Operational expense improved 10 points year to year.

Currency drove 10 points of decline, and reflects both translation of non-dollar based expenses, and the impact of the hedging programs that flow to expense.

We’ve been executing an operational plan to increase efficiency and drive productivity across the business, all part of our transformation to higher value areas and to globally-integrate the enterprise.  The implications to our business are important; they reduce our cost structure, and make it more variable.  A lower level of fixed cost improves our operational balance point, so with improved operating leverage, every dollar of revenue yields more profit.

This quarter our recent initiatives, such as the globalization of our support functions and rebalancing our workforce, contributed to our margin improvement.  For the full year we now expect $3.5 billion of cost and expense savings from these initiatives.

At the same time, we were able to leverage our strong margins to continue a significant level of reinvestment.  We are investing in capabilities that will differentiate IBM in the future and accelerate the development of new market opportunities.

For example, in support of Smarter Planet solutions, 25 percent of our research projects are dedicated to these initiatives which take IT well beyond its traditional data center boundaries.  This requires both unique technical capabilities and skills, in areas like healthcare, transportation, telecommunications and utility systems.

We’ve invested almost $8 billion in strategic acquisitions since 2005 to build business analytics capabilities.  This provides the foundation for the creation of a business analytics practice, and we’ve redeployed and hired 4,000 resources to address this opportunity.  Later this month we will announce a new integrated business analytics system designed to accelerate the deployment of advanced analytics capabilities leveraging IBM hardware, software and services.

We have also been making substantial investments to build our cloud capabilities.  In mid-June, we announced the IBM Smart Business cloud portfolio with solutions to help clients deploy their own clouds targeting specific workloads, as well as new services delivered over the IBM cloud.  We will add to this portfolio in the Fall.

Now, we initiated these targeted investments to position IBM for continued growth and improved margin mix.

To close out the discussion on spending, as always I’ll lay out the roadmap items that had significant year-to-year impacts to our profit.

We had a year-to-year impact of $195 million from investment transactions.  This was driven by a charge of almost $120 million related to an investment in a joint venture.  This charge also increased our effective tax rate in the quarter by 70 basis points.

We absorbed over $300 million of cost and expense for our retirement-related plans, which was down $70 million year to year.  We continue to expect about $1.4 billion of cost and expense for the year.

Within Other Income and Expense, interest income was down almost $60 million, reflecting the current interest rate environment.

And as you would expect, we have a year-to-year benefit from our hedge of cash flow programs, reflected in Other Income and Expense, SG&A, and Cost of Goods sold.  This mitigates the impact of the stronger dollar throughout the income statement.  The year-to-year benefit is about $400 million in total, with more than half in Other Income and Expense.

So now let’s turn to our segment margins.

Margins by Segment

This is a snapshot of both gross and pre-tax margins by segment.

With gross margin up 2.3 points, and expense reduction of 19 percent, we delivered a 4 point improvement in pre-tax margins.

And as you can see, we increased our pre-tax margin in every segment, with particular strength in:  GTS – up over 5 points, Software – up over 8 points, and Global Financing – up almost 9 points.

More importantly, we’re operating at a very high level of profitability, with an 18.3 percent pre-tax margin.

I’ll get into more detail on margins in the segment discussions.  So let’s start with services.

Services Segments

Our combined services business did a tremendous job driving profitability and margin expansion this quarter.

In what continues to be a challenging economic environment, total pre-tax profit was up 23 percent on revenue that was down 12 percent as reported and 4 percent at constant currency.

Combined gross margins were up 2.7 points, we’ve improved gross margin in 17 of the past 18 quarters.  And we delivered $2.0 billion in pre-tax profit, up 4.1 points year to year.

Signings were $14 billion at actual rates, down 5 percent but up 3 percent at constant currency.  We signed 17 deals larger than $100 million.  Signings in our outsourcing businesses were $8 billion, up 3 percent at actual currency rates and up 12 percent at constant currency.   This includes the third consecutive quarter of double-digit signings growth in Strategic Outsourcing.

Backlog at the end of the quarter was an estimated $132 billion.  Backlog was up $5 billion since March, and flat quarter to quarter at constant currency.

Now I’ll turn to the key drivers of performance in the two services segments.

In Global Technology Services, signings were up 15 percent at constant currency, and within that, outsourcing signings were up 24 percent at constant currency.

Strategic Outsourcing signings were particularly strong, up 38 percent at constant currency, growing in all major geographies.  Within that, SO in North America was up over 90 percent at constant currency.  We are providing innovative solutions to help clients drive efficiency and cost savings.  We expect our strong value proposition to continue to drive outsourcing signings in the second half.

Global Technology Services Revenue in the quarter was $9.1 billion, down 2 percent at constant currency.

Although growth in outsourcing signings provides a solid book of business, revenue in the quarter was impacted by reduced volumes in our existing client base.  In Integrated Technology Services, we are continuing to drive our product portfolio toward higher value, higher margin offerings, and away from OEM content.  This quarter, ITS revenue performance largely reflected signings declines in the OEM offerings that support capital intensive product roll-outs.

Now turning to profit, the GTS team executed across the portfolio to drive powerful profit performance.

Global Technology Services pre-tax profit was up 41 percent, and margin improved 5.4 points year to year to 14.9 percent.  This was the eighth consecutive quarter of double-digit pre-tax profit growth, and again we had gross margin expansion in all lines of business.

This sustained margin performance is a result of the transformation we’ve undertaken in GTS.

We continue to make structural changes to service delivery.  Our initiatives around standardization, global integration, and automation have resulted in a more flexible and productive organization, operating with improved efficiency.  These changes helped drive performance this quarter.  Not only did we execute significant cost and expense actions, we also continued to improve quality and customer satisfaction.  And that is quite an achievement.

Turning to Global Business Services, signings were down 14 percent at constant currency, and within that, Consulting and Systems Integration signings were down 8 percent at constant currency.

Revenue was down 15 percent as reported and down 9 percent at constant currency off of a very strong quarter last year.  In spite of that revenue performance, GBS improved pre-tax margin by 1.5 points year to year.

Our revenue performance reflects lower signings in Consulting, where we had a more pronounced decline in smaller, faster-yielding contracts.  Starting last year, clients were focused on solutions that help them to save cost and drive greater efficiency.  During the first half of this year, despite this continued focus we have seen an increase in required approvals and the delay of more discretionary projects.  That said, we continued to grow Systems Integration revenue, and for total GBS we had strength in public sector, and our growth markets – all at constant currency.

With Global Business Services pre-tax profit down 4 percent, and margin improved 1.5 points year to year to 13.3 percent.

We were able to do this because of the transformation we’ve undertaken over the past several years.  We have built a global infrastructure and framework that supports a very dynamic resource deployment model.  It drives improved utilization and service delivery.  Our professional workforce tools provide skills and availability at the tip of your finger; we can then shift people to where the work is, optimizing the mix of IBM employees and subcontractors around the globe.  Overall we have a much more flexible and dynamic model than we’ve ever had.

This quarter, the key drivers of this margin performance were: cost and expense savings from our recent workforce rebalancing actions, lower subcontractor spending, and higher utilization in our global delivery centers.  We expect to continue to see the benefits from these actions in the second half of the year as well.

Software Segment

Turning to Software, revenue of $5.2 billion was down 7 percent year to year, and flat at constant currency.

We had terrific profit performance, with segment pre-tax income up 24 percent year to year, and pre-tax margin up 8 points to 32 percent.

Our Software business continued to perform well in this economic environment, led by Key Branded Middleware that grew 5 percent at constant currency and gained share.

Once again, customers purchased software that delivers fast payback as well as transformational projects with strong return on investment.

This quarter branded middleware accounted for 58 percent of our total software revenue, up 3 points from second quarter of 2008.  Other than our seasonally-strong fourth quarter, this is the highest percentage of Key Branded Middleware ever.

Now let me give you some insight into the brands.

WebSphere products grew 8 percent, or 17 percent at constant currency, and gained share.

Business Process Management, Commerce, and Datapower product segments all grew double digits at constant currency.  ILOG, which helps to drive business rules management to the analytics space, did very well again this quarter, and contributed to WebSphere growth.  ILOG middleware grew over 50 percent year to year from its pre-acquisition levels.

Information Management software declined 4 percent, but grew 4 percent at constant currency.

Cognos, which was acquired in January of 2008, grew over 20 percent at actual, and 30 percent at constant currency.  We also had strong growth in our Information Integration and Master Data Management products which customers utilize to transform their enterprise data for competitive advantage.  Our information management software is a key driver of our new Business Analytics and Optimization service line.

Tivoli software was down 2 percent, but up 6 percent at constant currency, and we gained share.

Within that, Tivoli’s storage products grew 16 percent, or 25 percent at constant currency.  Driving this growth are the hot, higher value areas of virtualization, de-duplication, and open disk storage, which together grew over 60 percent.  We built the latter two capabilities through our Diligent and XIV acquisitions.

Lotus software declined 14 percent, or 8 percent at constant currency versus a difficult compare last year.

Lotus was impacted by a softening in demand driven by customer consolidations and downsizing.

Rational revenue declined 2 percent, but was up 5 percent at constant currency and gained market share.

Customers leveraged the productivity and return on investment enabled by IBM’s suite of software tools.  Rational products accelerate and simplify collaboration across the software development process.  Telelogic products grew over 40 percent and extended our reach into the systems development market space.

The breadth of our software portfolio, the strong recurring revenue and disciplined expense management combined to deliver 24 percent profit growth in a challenging economic environment.

Systems and Technology Segment

Systems & Technology revenue of $3.9 billion was down 26 percent year to year, 22 percent at constant currency.

We believe this performance is in line with the industry.  Now remember at this point in the first quarter we also estimated in line performance, but after our competitors reported their results, based on industry reports we actually gained a point of share in the first quarter.

A few second quarter highlights:

In Converged System p, once again, we gained share.  We significantly increased the number of UNIX competitive displacements to well over 100 in the quarter.  Within that, we more than doubled the number of Sun competitive displacements from the first quarter.  For the first half of the year, this amounts to nearly a quarter of a billion dollars in sales from UNIX competitive take-outs.

In System x, we anticipate that we gained share for the second consecutive quarter.

Our storage products held share.  We had over 65 High End Tape competitive displacements in the second quarter and strong performance in our Storage acquisitions XIV and Diligent — which also have significant software content.

Focusing on the brands:

System z revenue declined 39 percent year to year and 35 percent at constant currency as we wrapped around on a very strong compare.

Major markets were weak as we experienced a lengthening of the customer decision cycle for hardware commitments.  Our growth markets were up 17 percent at constant currency.

MIPS declined 20 percent in the quarter, but were up 4 percent on a two year compounded growth rate as we simply had a very tough compare in the second quarter of 2008 — which was up 34 percent.

Profitability improved as gross profit margin expanded by 3 points year to year due to a higher percentage of microcode upgrades.

Later this month, we will announce new System z workloads that target growing market segments such as Business Applications, Data Warehousing, and Security.  These new custom offerings that we’ll call “System z Solution Editions” — integrate a portfolio of enterprise software and security products with the System z platform.  They will be competitively positioned to attract new workloads to System z , and will expand the platform’s value proposition to both new and existing customers.

Converged System p declined 13 percent year to year and 8 percent at constant currency.

We gained share in the UNIX market for the fifth consecutive quarter.  Share gains have been the most pronounced in the midrange and high end of our product line, where our success in driving consolidation and virtualization has delivered proven results.  As I mentioned earlier, we doubled the number of competitive displacements from the first quarter.

Gross profit margin also improved 2 points year to year through solid cost management.

System x server revenue declined 22 percent year to year, or 17 percent at constant currency, and we gained share for the second consecutive quarter.

We believe the improved sales execution and strong performance from our new products will enable us to continue to gain market share through the second half.

Blades were down 6 percent year to year.  IBM was the first to deliver blades with the new x86 processors, and we benefited from strong customer adoption of this new technology.  We believe we gained share in blades overall.

We also expanded margins in System x.

Storage revenue declined 20 percent year to year, 15 percent at constant currency, and we expect to hold share despite double-digit declines in both disk and tape.

Our storage acquisitions are ramping well.  XIV added over 100 new Storage customers in the second quarter.  Since we purchased the company, we’ve added over 200 new customers who had not purchased IBM Open Storage in the last two years.

The value in storage continues to shift to software and, as I mentioned during our software discussion, we had very strong performance in this space.

Now let me close my comments on Systems and Technology by saying that with our new capabilities and continued share gains, we expect to improve revenue performance starting in the third quarter, and deliver year to year profit growth in the fourth quarter.

Cash Flow Analysis

Turning to cash flow, we generated $3.4 billion of free cash flow in the quarter, down about $260 million year to year.

The decline was driven by less cash from sales cycle working capital, a higher level of workforce rebalancing payments, and higher retirement-related funding requirements, mitigated by the impact of lower net tax payments.

Even with that, Free Cash Flow was up $200 million in the first half to $4.5 billion.

With this strong and recurring free cash flow, we were able to return $4.8 billion to shareholders in the first half.

We paid $1.4 billion in dividends — this includes a 10 percent increase approved by the board of directors in April.  We’ve tripled our dividend over the last 5 years.

We spent $3.4 billion in the first half on share repurchases.  This drove a reduction in average diluted shares of 4.5 percent year to year — and we have $5.1 billion remaining from our board authorization.

So now let’s turn to the balance sheet.

Balance Sheet

We ended the half with a cash balance of $12.5 billion, that’s an increase of $200 million from the end of last quarter.  More than two-thirds of our cash is in the U.S.

Total debt was $29.4 billion.  This is down $1.6 billion from March, and down $4½ billion since the end of 2008.  Three billion dollars of the first half decrease went to reduce our non-global financing debt.

Non-GF debt-to-cap was 35 percent, down from 42 percent at the end of the first quarter and 49 percent at year end.

With $22.8 billion of debt, our Global Financing business is leveraged at 6.9:1.

The balance sheet remains strong and positioned to support the business over the long term.

EPS Bridge — 2Q08 to 2Q09

I’ll start to wrap up with a brief discussion of the drivers of our earnings per share performance.

Our improved mix and ongoing actions to drive productivity, yielded significant margin expansion.  In fact expense productivity and tax nearly offset the impact of our revenue decline.  And so the real driver was our gross margin expansion, contributing 27 cents of EPS growth.

And with our ongoing share repurchase activity, we delivered 18 percent growth in earnings per share.

2Q 2009 Summary

This performance is the result of the strategic transformation of our business.

Since the end of the dot.com bubble, we’ve been moving out of commoditizing businesses, while investing in higher value areas.  This better positions us to meet client needs, and drives a more profitable mix.

We’ve also been globally integrating our company to improve productivity and efficiency.  These transformational changes to our business have reduced our fixed cost base and improved the operational balance point, generating more profit from each dollar of revenue.

We’re using our strong profit and cash base to drive the significant investment needed to expand our base of opportunity, both organically, and through acquisitions.  This quarter we had great acquisition performance, with Cognos’ business analytics solutions, Telelogic’s tools, and ILOG’s business integration capabilities.  We’re investing in areas like our Smarter Planet solutions, business analytics and new compute models such as cloud computing.  They are contributing to results today — but obviously have even greater potential going forward.

In addition to supporting investments in growth initiatives and acquisitions, our great cash position and strong cash flow also allow us to return capital to shareholders.  In the first half we spent $4.8 billion on share repurchases and dividends, and again increased our dividend.

Bottom line, the changes to the company have allowed us to deliver strong performance in a tough environment.  But more importantly, the transformation has positioned us to come out even stronger when the economy improves — with tremendous operating leverage and a much better business profile as we continue to mix to higher value businesses.

So with that as a base, we are increasing our expectations for earnings per share to at least $9.70 for the year.  It’ll be driven by our ongoing margin improvement — just as it was in the first half.

And we’ll continue to execute our strategy and maintain our focus on delivering profit and cash over the longer term, as we are well ahead of pace for our 2010 roadmap.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.

First, we have supplemental charts at the end of the deck that complement our prepared remarks.

Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.